EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 15, 2002, except for Note 17 as to which the date is December 16, 2002, relating to the financial statements and financial statement schedules of AmeriGas Partners, L.P and our report dated November 15, 2002 relating to the financial statements of AmeriGas Finance Corp., which appear in AmeriGas Partners, L.P.’s Annual Report on Form 10-K for the year ended September 30, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 12, 2003